EQUITABLE HOLDINGS REPORTS FULL YEAR AND FOURTH QUARTER 2022 RESULTS
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•Solid full year results, consistent cash flow generation1 and $1.3bn of capital return2 demonstrate resilient business model

•Record new business value and $10bn of net inflows across Core Retirement, Wealth and Asset Management3

•Net income of $1.8bn; Net income per share of $4.49

•Non-GAAP operating earnings4 of $2.0bn, or $5.08 per share; adjusting for notable items5, Non-GAAP operating earnings of $2.2bn, or $5.55 per share

•Achieved $180m incremental investment income target a full year ahead of schedule

•Economic management supports combined RBC ratio of 425%, above 375-400% target

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New York, NY, February 8, 2023 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the full year and fourth quarter ended December 31, 2022.
“We delivered strong results despite turbulent markets this year. Full year Non-GAAP operating earnings were $5.08 per share, or $5.55 per share after adjusting for notable items, down 8% in the year. These results reflect equity markets down 20% and bond values down 13% partially offset by capital return. Managing what is within our control is important particularly in these markets; we have achieved our $180 million incremental general account investment income target one year ahead of schedule and realized net expense savings of $50 million,” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson continued, “In these more volatile times, we have seen heightened client demand for retirement and asset management solutions. Retirement sales were up 6% year-over-year and we continue to see organic growth in asset management with a shift into private markets and multi-asset solutions resulting in a 3% fee rate improvement year-over-year. We also continue to benefit from rising interest rates, with new investments generating an incremental 190 basis points above our current general account yield, supporting record levels of new business value.”

Mr. Pearson concluded, "While full year mortality experience remained more favorable than expectations, we experienced heightened mortality in the fourth quarter given COVID persistency and seasonal flu impacts. The benefits of our economic management and hedging program continue to support a combined RBC ratio above our target range and consistent capital returns of $1.3 billion in the year,
1 Cash generation is net annual dividends and distributions to Equitable Holdings from its subsidiaries; expected cash generation based on 12/31/22 market levels.
2 2022 capital return includes $112 million of repurchases accelerated from first quarter 2022 into fourth quarter 2021.
3 Net inflows include $4.6 billion of Core Retirement inflows, representing Individual Retirement Current Product Offering and Group Retirement, $4.5 billion of Wealth Management advisory and brokerage inflows from Equitable Advisors and $0.9 billion of AllianceBernstein inflows, excluding $4.5 billion of AXA redemptions.
4 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
5 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

delivering 15% growth in free cash flow6 per share. Looking ahead, we remain confident about the resilience of our business model and are committed to our capital management program with $2.0 billion of cash and liquid assets at Holdings and an estimated $1.3 billion of cash generation7 supporting financial flexibility and consistent capital return in 2023."

Consolidated Results
	Fourth Quarter		Full Year
(in millions, except per share amounts or unless otherwise noted)	2022	2021	2022	2021
Total Assets Under Management (“AUM”, in billions)	$754	$908	$754	$908
Net income (loss) attributable to Holdings	(789)	254	1,785	(439)
Net income (loss) attributable to Holdings per common share	(2.21)	0.56	4.49	(1.24)
Non-GAAP operating earnings (loss)	436	649	2,009	2,825
Non-GAAP operating earnings (loss) per common share (“EPS”)	1.11	1.54	5.08	6.58
As of December 31, 2022, total AUM was $754 billion, a year-over-year decrease of 17.0%, driven by lower markets over the prior twelve months.
On a full year basis Net income (loss) attributable to Holdings improved from $(0.4) billion in 2021 to $1.8 billion in 2022 primarily driven by non-economic market impacts from hedging and non-performance risk under U.S. GAAP accounting.

Full year Non-GAAP operating earnings decreased to $2.0 billion from $2.8 billion in 2021. Adjusting for notable items8 of $178 million, 2022 Non-GAAP operating earnings were $2.2 billion or $5.55 per share.
The Net income (loss) attributable to Holdings for the fourth quarter of 2022 was $(789) million compared to $254 million in the fourth quarter of 2021 driven primarily by non-economic market impacts from hedging under U.S. GAAP accounting.

Non-GAAP operating earnings in the fourth quarter of 2022 was $436 million compared to $649 million in the fourth quarter of 2021. Adjusting for notable items9 of $93 million, fourth quarter 2022 Non-GAAP operating earnings were $529 million or $1.36 per share.

As of December 31, 2022, book value per common share, including accumulated other comprehensive income (“AOCI”), was $0.26. Book value per common share, excluding AOCI, was $24.46.

Business Highlights

•Full year 2022 business segment highlights:
◦Individual Retirement continues to report strong first year premiums of $11.5 billion, driven by Structured Capital Strategies up 12% year-over-year10, leading to current product offering inflows of $3.9 billion, up 51% compared to 2021.
6 Free Cash Flow is net annual dividends and distributions to Equitable Holdings from its subsidiaries less annual Holding Company expenses.
7 Cash generation is net annual dividends and distributions to Equitable Holdings from its subsidiaries; expected cash generation based on 12/31/22 market levels.
8 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.
9 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.
10 Includes $0.6 billion of first year premiums associated with SCS Income currently reported in Other.

◦Group Retirement reported premiums of $4.4 billion, up 16% over the prior year. Segment net inflows were $634 million supported by tax-exempt inflows and the introduction of the institutional channel.
◦Investment Management and Research (AllianceBernstein or “AB”)11 reported net inflows of $0.9 billion12. Continued strategic growth in Private Markets resulted in $56 billion of AUM, supported by the CarVal acquisition, contributing to a 3% fee rate improvement over the prior year.
◦Protection Solutions reported gross written premiums of $3.1 billion driven by continued focus on accumulation-oriented Variable Universal Life with total premiums and first-year premiums up 3% and 8% year-over-year, respectively.

•Capital management program:
◦The Company returned $1.3 billion to shareholders13, including $224 million in the fourth quarter of 2022, successfully delivering on its 50-60% payout ratio target14 for 2022.
◦The Company reported cash and liquid assets of $2.0 billion at Holdings, which remains above the $500 million minimum target, as it continues to maximize financial flexibility to consistently deliver on its capital return targets.
◦The Board of Directors also authorized a new $0.7 billion share repurchase program15 bringing available share repurchase authorization to c. $1 billion.
◦The Company maintained its strong financial condition reporting a combined RBC ratio of approximately 425% at year end, above the minimum combined RBC target of 375-400%.

◦The Company expects c. $1.3 billion of cash generation16 in 2023 supporting the continued execution of its capital management program.

•Delivering long-term shareholder value:
◦The Company continued to deliver significant value for shareholders with strong cash flows and consistent capital return resulting in free cash flow17 per share growth of c. 15% this year.

◦The Company achieved its general account investment income target of $180 million as of year end, ahead of schedule, while also continuing to benefit from higher interest rates with new money yields 190 basis points above yields on its general account portfolio.

◦The Company’s wholly-owned subsidiary, Equitable Financial, has also realized $50 million of net expense savings as of year end and expects to complete its $80 million net expense savings target in 2023.
11 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.
12 Excludes $4.5 billion of expected low-fee outflows from AXA.
13 2022 capital return includes $112 million of repurchases accelerated from first quarter 2022 into fourth quarter 2021.
14 Payout ratio target is total capital returns to common shareholders as a percentage of Non-GAAP operating earnings adjusted for notable items
15 Under this authorization, the Company may, from time to time, purchase shares of its common stock through various means including open market transactions, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic share repurchase transactions, or tender offers. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.
16 Cash generation is net annual dividends and distributions to Equitable Holdings from its subsidiaries; expected cash generation based on 12/31/22 market levels.
17 Free Cash Flow is net annual dividends and distributions to Equitable Holdings from its subsidiaries less annual Holding Company expenses.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q4 2022	Q4 2021
Account value (in billions)	$95.8	$111.9
Segment net flows
Current Product Offering	838	574
Legacy	(589)	(787)
Total segment net flows	249	(213)
Operating earnings (loss)	303	351
•Account value decreased by 14% primarily due to lower markets, partially offset by continued demand for protected equity products through volatile markets.
•Net inflows of $249 million were led by inflows of $838 million from our current product offering of less capital-intensive products which was partially offset by outflows from the legacy VA block of $589 million.
•Operating earnings decreased from $351 million in the prior year quarter to $303 million, primarily driven by lower fee-type revenue on lower average account values partially offset by higher net investment income due to higher SCS asset balances and lower expenses.

•In the current period, results were $5 million lower due to notable items primarily reflecting lower net investment income from alternatives. Operating earnings after adjusting for notable items18 decreased from $328 million in the prior year quarter to $308 million.

Group Retirement

(in millions, unless otherwise noted)	Q4 2022	Q4 2021
Account value (in billions) (1)	$32.0	$47.8
Segment net flows (2)	24	(109)
Operating earnings (loss)	110	117
(1) Effective October 3, 2022, AV excludes activity related to ceded AV to Global Atlantic. In addition, roll-forward reflects the AV ceded to Global Atlantic as of the transaction date.
(2) For the three months ended December 31, 2022, net out flows of $179 million are excluded as these amounts are related to ceded AV to Global Atlantic.

•Account value decreased by 33% driven primarily by the reinsurance transaction with Global Atlantic, which reduced account value by c. $9.4 billion, and market performance over the prior twelve months.
•Net inflows of $24 million improved versus the prior year quarter with tax-exempt channel inflows supported by premiums of $693 million and lower redemptions due to reinsured policies.
•Operating earnings decreased from $117 million in the prior year quarter to $110 million primarily due to lower net investment income from alternatives income and lower fee-type revenue on lower
18 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

average account values partially offset by lower expenses. In the quarter, the Company experienced c. $4 million lower operating earnings from the Global Atlantic reinsurance transaction.

•In the current period, results were $5 million lower due to notable items primarily reflecting lower net investment income from alternatives. Operating earnings after adjusting for notable items19 decreased from $153 million in the prior year quarter to $115 million.

AllianceBernstein

(in millions, unless otherwise noted)	Q4 2022	Q4 2021
Total AUM (in billions)	$646.4	$778.6
Segment net flows (in billions)	(1.9)	7.4
Operating earnings (loss)	94	183
•AUM decreased by 17% due to market performance over the prior twelve months.
•Fourth quarter net outflows of $1.9 billion were driven by net outflows of $3.4 billion in Retail, with continued industry-wide pressure on taxable fixed income, partially offset by Institutional net inflows of $1.7 billion supported by a custom retirement solutions mandate.
•Operating earnings decreased from $183 million in the prior year quarter to $94 million, primarily due to lower base fees on lower average AUM and lower performance fees partially offset by lower operating expenses in addition to a 5% fee rate improvement over prior year quarter benefiting from favorable asset mix shift and CarVal acquisition.

Protection Solutions

(in millions)	Q4 2022	Q4 2021
Gross written premiums	$776	$801
Annualized premiums	74	84
Operating earnings (loss)	(29)	53
•Gross written premiums decreased 3% year-over-year with lower Life premiums partially offset by Employee Benefits premiums up compared to prior year quarter.
•Operating earnings decreased from $53 million in the prior year quarter to a $29 million loss, primarily due higher than expected mortality and lower net investment income from lower alternatives income and prepayments partially offset by higher income from floating rate securities and general account optimization.
•In the current period, results were $98 million lower due to notable items primarily reflecting elevated mortality and lower net investment income from alternatives. Operating earnings after adjusting for notable items6 decreased from $92 million in the prior year quarter to $69 million.

Corporate and Other (“C&O”)
19 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Operating loss of $42 million in the fourth quarter improved compared to operating loss of $55 million in the prior year quarter, primarily driven by favorable assumed policyholder benefits in the period. Operating loss after adjusting for notable items20 decreased from $65 million in the prior year quarter to $57 million.
20 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and Non-GAAP measures, less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2022	2021	2022	2021
Non-GAAP Operating Earnings	436	$649	$2,009	$2,825
Post-tax Adjustments related to notable items:
Individual Retirement	5	(23)	56	(83)
Group Retirement	5	36	21	(9)
Investment Management and Research	—	—	—	—
Protection Solutions	98	39	134	(24)
Corporate & Other	(15)	(10)	(11)	(92)
Notable items subtotal	93	42	201	(208)
Less: impact of actuarial assumption update	—	—	(23)	(6)
Non-GAAP Operating Earnings, less Notable Items	$529	$691	$2,187	$2,611

Impact of notable items by item category:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2022	2021	2022	2021
Non-GAAP Operating Earnings	436	$649	$2,009	$2,825
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	—	(18)	24	(107)
Mortality	84	77	109	205
Expenses	—	50	42	50
Net Investment Income	27	(62)	31	(410)
Subtotal	111	47	206	(262)
Post-tax impact of Notable Items	93	42	201	(208)
Less: impact of actuarial assumption update	—	—	(23)	(6)
Non-GAAP Operating Earnings, less Notable Items	$529	$691	$2,187	$2,611

Impact of Notable Items by segment and corporate & other:

Three months ended 12/31/2022 ($m)	IR	GR	AB	PS	C&O	Consolidated
Non-GAAP Operating Earnings	303	110	94	(29)	(42)	436
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	—	—	—	—	—	—
Mortality	—	—	—	111	(27)	84
Expenses	—	—	—	—	—	—
Net Investment Income	6	6	—	9	5	27
Pre-tax Subtotal	6	6	—	120	(22)	111
Tax adjustment	(1)	(1)	—	(23)	7	(18)
Post-tax impact of Notable Items	5	5	—	98	(15)	93
Impact of Actuarial Assumption Update	—	—	—	—	—	—
Non-GAAP Operating Earnings, less Notable Items	308	115	94	69	(57)	529

Three months ended 12/31/2021 ($m)	IR	GR	AB	PS	C&O	Consolidated
Non-GAAP Operating Earnings	351	117	183	53	(55)	649
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	—	—	—	(18)	—	(18)
Mortality	—	—	—	77	—	77
Expenses	—	50	—	—	—	50
Net Investment Income	(32)	(8)	—	(13)	(10)	(62)
Pre-tax Subtotal	(32)	42	—	46	(10)	46
Tax adjustment	9	(6)	—	(7)	—	(5)
Post-tax impact of Notable Items	(23)	36	—	39	(10)	42
Impact of Actuarial Assumption Update	—	—	—	—	—	—
Non-GAAP Operating Earnings, less Notable Items	328	153	183	92	(65)	691

Twelve months ended 12/31/2022 ($m)	IR	GR	AB	PS	C&O	Consolidated
Non-GAAP Operating Earnings	1,140	525	424	179	(259)	2,009
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	15	3	—	7	—	24
Mortality	—	—	—	136	(27)	109
Expenses	6	11	—	8	17	42
Net Investment Income	19	4	—	6	3	31
Pre-tax Subtotal	39	17	—	157	(7)	206
Tax adjustment	17	4	—	(23)	(4)	(6)
Post-tax impact of Notable Items	56	21	—	134	(11)	201
Impact of Actuarial Assumption Update	10	(27)	—	(6)	—	(23)
Non-GAAP Operating Earnings, less Notable Items	1,206	520	424	307	(270)	2,187

Twelve months ended 12/31/2021 ($m)	IR	GR	AB	PS	C&O	Consolidated
Non-GAAP Operating Earnings	1,444	631	564	317	(131)	2,825
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	—	—	—	(107)	—	(107)
Mortality	21	—	—	162	22	205
Expenses	—	50	—	—	—	50
Net Investment Income	(128)	(64)	—	(86)	(132)	(410)
Pre-tax Subtotal	(107)	(14)	—	(30)	(110)	(262)
Tax adjustment	24	5	—	6	18	54
Post-tax impact of Notable Items	(83)	(9)	—	(24)	(92)	(208)
Impact of Actuarial Assumption Update	37	(27)	—	(16)	—	(6)
Non-GAAP Operating Earnings, less Notable Items	1,398	595	564	277	(223)	2,611

Earnings Conference Call
Equitable Holdings will host a conference call at 8 a.m. ET February 9, 2023 to discuss its full year and fourth quarter 2022 results. The conference call webcast, along with additional earnings materials will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH Full Year and Fourth Quarter 2022 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. Founded in 1859, Equitable provides advice, protection and retirement strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. Equitable Holdings has approximately 12,400 employees and financial professionals, $754 billion in assets under management (as of 12/31/2022) and more than 5 million client relationships globally.
Contacts:
Investor Relations
Işıl Müderrisoğlu
(212) 314-2476
IR@equitable.com

Media Relations
Sophia Kim
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of plateauing or decreasing economic growth and geopolitical conflicts and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, potential strategic transactions, changes in accounting standards, and catastrophic events, such as the outbreak of pandemic diseases including COVID-19; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (ix) risks related to our common stock and (x) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS, and Book Value per common share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AV, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) certain changes in the fair value of the derivatives and other securities we use to hedge these features; (ii) the effect of benefit ratio unlock adjustments, including extraordinary economic conditions or events such as COVID-19; (iii) changes in the fair value of the embedded derivatives reflected within variable annuity products’ net derivative results and the impact of these items on DAC amortization on our SCS product; and (iv) DAC amortization for the SCS variable annuity product arising from near-term fluctuations in index segment returns;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, lease write-offs related to non-recurring restructuring activities, COVID-19 related impacts, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses and realized capital gains/losses from sales or disposals of select securities, certain legal accruals; and a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.
The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three months and years ended December 31, 2022 and 2021:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2022	2021	2022	2021
Net income (loss) attributable to Holdings	$(789)	$254	$1,785	$(439)
Adjustments related to:
Variable annuity product features	1,324	513	(1,315)	4,145
Investment (gains) losses	55	(100)	945	(867)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	25	33	82	120
Other adjustments (1) (2) (3)	144	45	552	717
Income tax expense (benefit) related to above adjustments	(326)	(103)	(56)	(864)
Non-recurring tax items	3	7	16	13
Non-GAAP Operating Earnings	$436	$649	$2,009	$2,825

_______________
(1)Includes separation costs of $20 million and $82 million for the three months and year ended December 31, 2021, respectively. Separation costs were completed during 2021.
(2)Includes certain gross legal expenses related to the cost of insurance litigation, and claims related to a commercial relationship of $50 million, $27 million, $218 million and $207 million for the three months and year ended December 31, 2022 and 2021, respectively. Includes policyholder benefit costs of $0 million and $75 million for the three months and year ended December 31, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market.
(3)Includes Non-GMxB related derivative hedge losses of $34 million, ($75) million, ($34) million and $65 million for the three months and year ended December 31, 2022 and 2021, respectively.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred stock dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three months and years ended December 31, 2022 and 2021.

	Three Months Ended December 31,		Year Ended December 31,
(per share amounts)	2022	2021	2022	2021
Net income (loss) attributable to Holdings (1)	$(2.14)	$0.63	$4.70	$(1.05)
Less: Preferred stock dividend	0.07	0.07	0.21	0.20
Net Income (loss) available to common shareholders	(2.21)	0.56	4.49	(1.24)
Adjustments related to:
Variable annuity product features	3.59	1.27	(3.46)	9.93
Investment (gains) losses	0.14	(0.25)	2.49	(2.08)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.07	0.08	0.22	0.29
Other adjustments (2) (3) (4)	0.39	0.11	1.45	1.72
Income tax expense (benefit) related to above adjustments	(0.88)	(0.25)	(0.15)	(2.07)
Non-recurring tax items	0.01	0.02	0.04	0.03
Non-GAAP Operating Earnings	$1.11	$1.54	$5.08	$6.58

_______________
(1)For periods presented with a net loss, basic shares are used for EPS .
(2)The impact per common share is $0.06 and $0.20 for the three months and year ended December 31, 2021. Separation costs were completed during 2021.
(3)Includes certain gross legal expenses related to the cost of insurance litigation and claims related to a commercial relationship of $50 million, $27 million, $218 million and $207 million for the three months and year ended December 31, 2022 and 2021, respectively. Includes policyholder benefit costs of $75 million for the year ended December 31, 2022 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market. The legal accruals impact per common share is $0.14, $0.00, $0.57 and $0.50 for the three months and years ended December 31, 2022 and 2021, respectively. Includes policyholder benefit costs of $0.20 and $0.00 for the years ended December 31, 2022 and 2021 stemming from a deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market. No adjustments were made to prior period non-GAAP operating EPS as the impact was immaterial.
(4)Includes Non-GMxB related derivative hedge losses of ($0.09), $0.14 and ($0.90) for the years ended December 31, 2022 and 2021, respectively.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	December 31, 2022	December 31, 2021
Book value per common share	$0.26	$25.45
Per share impact of AOCI	24.20	(5.12)
Book Value per common share, excluding AOCI	$24.46	$20.33

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.
Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in millions)
REVENUES
Policy charges and fee income	$792	$882	$3,241	$3,637
Premiums	250	231	994	960
Net derivative gains (losses)	(1,422)	(535)	1,696	(4,465)
Net investment income (loss)	958	932	3,315	3,846
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	(48)	(2)	(314)	2
Other investment gains (losses), net	(7)	103	(631)	866
Total investment gains (losses), net	(55)	101	(945)	868
Investment management and service fees	1,160	1,497	4,891	5,395
Other income	213	210	825	795
Total revenues	1,896	3,318	14,017	11,036
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	786	700	3,385	3,218
Interest credited to policyholders’ account balances	407	314	1,409	1,219
Compensation and benefits	520	598	2,199	2,360
Commissions and distribution-related payments	383	447	1,567	1,662
Interest expense	53	60	201	244
Amortization of deferred policy acquisition costs	96	136	542	393
Other operating costs and expenses	572	598	2,189	2,109
Total benefits and other deductions	2,817	2,853	11,492	11,205
Income (loss) from continuing operations, before income taxes	(921)	465	2,525	(169)
Income tax (expense) benefit	208	(77)	(499)	145
Net income (loss)	(713)	388	2,026	(24)
Less: Net income (loss) attributable to the noncontrolling interest	76	134	241	415
Net income (loss) attributable to Holdings	(789)	254	1,785	(439)
Less: Preferred stock dividends	26	26	80	79
Net income (loss) available to Holdings’ common shareholders	$(815)	$228	$1,705	$(518)

Earnings Per Common Share

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in millions)
Earnings per common share
Basic	$(2.21)	$0.57	$4.52	$(1.24)
Diluted	$(2.21)	$0.56	$4.49	$(1.24)
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	368.6	400.4	377.6	417.4
Weighted average common stock outstanding for diluted earnings per common share (1)	368.6	404.3	379.9	417.4

(1)Due to net loss for the year ended December 31, 2021 approximately 3.8 million share awards were excluded from the diluted EPS calculation.

Results of Operations by Segment

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$303	$351	$1,140	$1,444
Group Retirement	110	117	525	631
Investment Management and Research	94	183	424	564
Protection Solutions	(29)	53	179	317
Corporate and Other (1)	(42)	(55)	(259)	(131)
Non-GAAP Operating Earnings	$436	$649	$2,009	$2,825

(1)Includes interest expense and financing fees of $49 million, $61 million, $205 million and $241 million for the three months and year ended December 31, 2022,and 2021 respectively.

Select Balance Sheet Statistics

	December 31, 2022	December 31, 2021
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$97,378	$110,299
Separate Accounts assets	114,853	147,306
Total assets	253,468	292,262

LIABILITIES
Long-term debt	$3,322	$3,839
Future policy benefits and other policyholders' liabilities	34,124	36,717
Policyholders’ account balances	83,855	79,357
Total liabilities	249,615	278,699

EQUITY
Preferred stock	1,562	1,562
Accumulated other comprehensive income (loss)	(8,834)	2,004
Total equity attributable to Holdings	$1,658	$11,519
Total equity attributable to Holdings' common shareholders (ex. AOCI)	8,930	7,953

Assets Under Management (Unaudited)

	December 31, 2022	December 31, 2021
	(in billions)
Assets Under Management
AB AUM	$646.4	$778.6
Exclusion for General Account and other Affiliated Accounts	(66.8)	(79.7)
Exclusion for Separate Accounts	(38.2)	(48.8)
AB third party	$541.4	$650.1

Total company AUM
AB third party	$541.4	$650.1
General Account and other Affiliated Accounts (1) (3) (4)	97.4	110.3
Separate Accounts (2) (3) (4)	114.9	147.3
Total AUM	$753.6	$907.7

_______________
(1) “General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of December 31, 2021, March 31, 2022, June 30, 2022, September 30, 2022 and December 31, 2022, Separate Account and General Account AUM is inclusive of $16.6 billion, $61 million, $15.1 billion, $60 million, $12.7 billion, $60 million, $11.7 billion, $58 million, $12.1 billion and $56 million, respectively, Account Value ceded to Venerable. For additional information on the Venerable transaction see Note 1 of the Notes to Consolidated Financial Statements within the 10-K.
(4) As of December 31, 2022, Separate Account and General Account AUM is inclusive $5.6 billion and $3.9 billion, respectively, Account Value ceded to Global Atlantic. For additional information on the Global Atlantic transaction see MD&A - Executive Summary “Global Atlantic Reinsurance Transaction" within the 10-K.